                                                                      Exhibit 7


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


--------------------------------------x
                                      :
KENNETH STEINER, on behalf of himself :
and all others similarly situated,    :    Civ. No. 16747NC
                                      :
                    Plaintiff,        :
                                      :
     - against -                      :    CLASS ACTION COMPLAINT
                                      :    ----------------------
JOHN F. O'BRIEN, JAMES C. COTTER, JR.,:
NEAL J. CURTIN, DONA SCOTT LASKEY, J. :
BARRY MAY, JAMES R. McAULIFFE, ERIC   :
A. SIMONSEN, ALLMERICA FINANCIAL      :
CORPORATION and CITIZENS              :
CORPORATION,                          :
                                      :
                    Defendants.       :
                                      :
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     Plaintiff, by and through his attorneys, alleges the following upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge:
                                  THE PARTIES
                                  -----------
     1. Plaintiff is and has been at all relevant times the owner of shares of the common stock of Citizens Corporation ("Citizens" or the "Company").

     2. Defendant John F. O'Brien ("O'Brien") is and has been at all relevant times Chairman, President and Chief Executive Officer of Citizen and also President and Chief Executive Officer of Allmerica Financial Corporation ("Allmerica").

     3. Defendant J. Barry May ("May") is and has been at all relevant times Vice President and a director of Citizens and Executive Vice President of Citizens' wholly-owned subsidiary, Citizens Insurance Company of America ("Citizens Insurance"). May is also President and a director of The Hanover Insurance Company, a wholly-owned subsidiary of Allmerica.

     4. Defendant James R. McAuliffe ("McAuliffe") is and has been at all relevant times Vice President and a director of Citizens and President of Citizens Insurance. McAuliffe is also Vice President of Allmerica.

     5. Defendant Eric A. Simonsen ("Simonsen") is and has been at all relevant times Vice President and a director of Citizens and also Vice President of Allmerica.

     6. Defendants James a Cotter, Jr., Neal J. Curtin and Dona Scott Laskey are and have been at all relevant times directors of Citizens.

     7. The Individual Defendants are in a fiduciary relationship with plaintiff and other public stockholders of Citizens and owe plaintiff and other members of the Class (defined below) the highest obligations of good faith, candor, loyalty and fair dealing.

     8. Citizens is a Delaware corporation with principal executive offices located at 440 Lincoln Street in Worcester, Massachusetts. Citizens underwrites personal and commercial property and casualty insurance in Michigan. The Company's insurance segments include personal automobile, homeowners, workers' compensation commercial automobile and commercial multiple peril.

     9. Defendant Allmerica is a Delaware corporation that shares its headquarters with Citizens. Allmerica is a holding company that markets insurance and retirement savings products and services to individual and institutional clients. Allmerica also offers property and casualty

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

products primarily through independent agents. Allmerica, directly and through its wholly owned subsidiary, The Hanover Insurance Company, owns 29,093,500 or 82.5% of Citizen's outstanding common stock.

     10. Allmerica is a controlling shareholder and owes fiduciary obligations of good faith, candor, loyalty and fair dealing to the public shareholders of Citizens.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     11. Plaintiff brings this action behalf of himself and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of Citizens, and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

     12.  This action is properly maintainable as a class action because:

          a. The Class is so numerous that joinder of all members is impracticable. There are approximately 35.3 million shares of Citizens common stock outstanding, approximately 6.2 million of which shares are publicly held by hundreds of stockholders of record. Citizen's shares are actively traded on the New York Stock Exchange. Members of the Class are scattered throughout the United States;

          b. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member;

          c. Defendants have acted and will continue to act on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding declaratory relief with respect to the Class as a whole;

          d. Plaintiff is committed to the prosecution of this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                        BACKGROUND AND CLAIM FOR RELIEF
                        -------------------------------

     13. Since July 31, 1998 Citizens' shares have fallen from $30 per share to approximately $25 per share in the wake of unusually poor second and third quarter financial results that reflected catastrophe losses caused by an unusually active hurricane season spawned by El Nino.

     14. On October 27, 1998, Allmerica announced that it had offered to buy the remaining 17.5 percent of Citizens' outstanding shares it does not already own for $29 per share.

     15. Allmerica's offer of $29.00 per share for Citizens stock is grossly inadequate in light of the recent trading price of Citizen's shares, which reached a high of $34 15/16 on April 12, 1998.

     16. As a result of its stock ownership, Allmerica's dominance of Citizens is virtually complete. In addition to owning approximately 82.5% of Citizens' outstanding common shares, Allmerica dominates and controls Citizens' board of directors and effectively controls Citizens' business. By virtue of their duel positions as directors and/or officers of Citizens and Allmerica, the majority of the Individual Defendants suffer from disabling conflicts of interest in that Allmerica's desire to obtain 100% of Citizens as cheaply as possible is in conflict with defendants' obligation to treat Citizens' minority shareholders with entire fairness.

     17. Because Allmerica controls approximately 82.% of Citizens, it can, as a practical matter, effectively force the minority shareholders to accept its grossly inadequate offer.

     18. By virtue of the acts and conduct alleged herein, Allmerica and the Individual Defendants are not complying with their fiduciary duties and are carrying out a preconceived plan to protect and advance Allmerica's own parochial interests at the expense of Citizens' public shareholders.

     19. Allmerica, the controlling shareholder of Citizens, has breached its fiduciary duties owed to Class members by seeking to acquire Class members' shares for grossly inadequate consideration and in a procedurally unfair manner.

     20. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class and will benefit Allmerica to the irreparable harm of the Class.

     21. Plaintiff and the other members of the Class have no adequate remedy at law.

     WHEREFOR, plaintiff demands judgment as follows:

     A.  declaring this to be a proper class action;

     B. enjoining consummation of the Allmerica Offer, or, alternatively awarding rescissory damages to the Class;

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     C.  ordering defendants, jointly and severally, to account to plaintiff and the other members of the Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

     D. awarding plaintiff the costs and disbursements of this action, including a reasonable allowance for plaintiff's attorney's fees and expert's fees;

and

     E. granting such other and further relief as this Court may deem to be just and proper.

                                    ROSENTHAL, MONHAIT, GROSS
                                      & GODDESS, P.A.



                                    By:     /signature/
                                       -------------------------------
                                    1401 Mellon Bank Center
                                    919 Market Street
                                    Wilmington, DE  19801
                                    (302) 656-4433

OF COUNSEL:

GOODKIND LABATION RUDOFF
    & SUCHAROW LLP
Jonathan M. Plasse
Catherine A. Murphy
100 Park Avenue
New York, NY  10017
(212) 907-0700


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